Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 25, 2005, relating to the financial statements and financial statement schedules of The Men’s Wearhouse, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 24, 2005